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                                                                    Exhibit 5.1



                                 June 9, 1997

RFS Hotel Investors, Inc.
850 Ridge Lake Boulevard, Suite 220
Memphis, Tennessee 38120

Gentlemen:

        We have acted as counsel for RFS Hotel Investors, Inc., a Tennessee corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933, as amended, with respect to the registration of 2,569,609 shares of common stock, $0.01 par value (the "Shares"), being offered by the Company as described in the Registration Statement.

        In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company, certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

        Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the issuance of the Shares as described in the Registration Statement has been validly authorized and, upon issuance of the Shares as described in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" therein.


                                             Very truly yours,


                                             /s/ Hunton & Williams
                                             -----------------------
                                                 HUNTON & WILLIAMS